EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-25041 of Rowan Companies plc on Form S-8 of our report, dated June 25, 2013, relating to the financial statements and supplementary information of the Rowan Companies, Inc. Savings and Investment Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2012.

/s/ McConnell & Jones LLP
Houston, Texas
June 25, 2013